CONTACT:	Investor Relations: Media:	F. Barry Bilson, 410-539-0000 Mary Athridge, 212-805-6035

LEGG MASON PROVIDES MONEY MARKET FUND UPDATE

Baltimore, Maryland -- March 31, 2008 - Legg Mason, Inc. (NYSE: LM) announced that the Company has entered into capital support agreements (CSAs) to provide support to a money market fund managed by a subsidiary of the Company. Neither the fund, nor its shareholders incurred a loss in this transaction. Legg Mason also provided today an update regarding the anticipated earnings impact of these actions for the quarter ended March 31, 2008 as well as an update to accruals related to previously announced money market fund support.

"Legg Mason is putting the CSAs in place to provide support at a time when certain segments of the marketplace continue to experience asset price fluctuations," said Mark R. Fetting, the Company's president and chief executive officer. "We are confident in the overall soundness of the Company's money market funds and remain committed to providing our fund shareholders with principal stability, credit quality, and current income, although no guarantees can be given.

"Legg Mason has the financial strength to work through the issues caused by the current conditions in the credit markets. We are encouraged by the improved tone in the credit markets after the Fed's substantial actions to restore liquidity to the financial system. We will continue to monitor market conditions and may take additional action if we deem it appropriate," concluded Mr. Fetting.

Under the CSAs, the Company will make capital contributions to the fund if the fund realizes a loss on the sale of or certain other events relating to two asset backed commercial paper securities in the portfolio. The Company will make up to a maximum of $400 million of contributions to the fund under the CSAs and has fully collateralized this obligation. The CSAs will terminate in one year. The Company is filing a Form 8-K with further details of this transaction.

Impact on Quarterly Earnings

Reflecting the entry into the CSAs announced today, the Company has incurred an estimated $316 million non-cash charge in the quarter ended March 31, 2008 to its earnings ($195 million net of taxes, or $1.38 per diluted share) reflecting the fair value of the underlying securities as of March 28, 2008.

Based on current market conditions and prices, Legg Mason has accrued an estimated non-cash charge to earnings of approximately $498 million, ($279 million net of adjustments to incentive compensation and taxes, or $1.96 per diluted share), in the quarter ended March 31, 2008 principally representing unrealized losses in the securities underlying its cumulative support to date. This charge consists of the combined impact of the action announced today together with incremental, non-cash, mark-to-market charges attributable to previously announced money market fund support, including securities purchased from money market funds.

About Legg Mason

Legg Mason is a global asset management firm, with $998 billion in assets under management as of December 31, 2007. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and the subsequent quarterly reports on Form 10-Q.

An investment in a money market fund is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although a money market fund seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in a money market fund.